EXHIBIT 99.1

PRESS RELEASE

Immediate

Contact:
Catharine S. Bower - (610) 369-6618
Csbower@natpennbank.com

NATIONAL PENN BANCSHARES, INC. DECLARES STOCK DIVIDEND

Boyertown, Pa. August 23, 2006-- The Board of Directors of National Penn Bancshares, Inc., (Nasdaq: NPBC), citing the company’s continued strong financial performance, today declared a 3% stock dividend to shareholders. The stock dividend will be paid September 30, 2006 to shareholders of record on September 8, 2006. National Penn Bancshares, Inc. has approximately 46.2 million common shares outstanding as of August 23, 2006.

In making the announcement, Chairman and Chief Executive Officer Wayne R. Weidner noted that the company has declared either a stock split or stock dividend each year for the past 29 years. “This strong financial track record is the result of National Penn’s focus on providing individualized financial solutions to customers, which has benefited both our customers and our shareholders,” he said.

National Penn Bancshares, Inc. is a $5.23 billion asset financial services company operating 80 offices in Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, Nittany Bank, and The Peoples Bank of Oxford divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland.

National Penn's financial services affiliates consist of National Penn Investors Trust Company; National Penn Capital Advisors, Inc.; Vantage Investment Advisors, L. L. C.; National Penn Mortgage Company; National Penn Insurance Agency, Inc. and National Penn Leasing Company.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on the company's Web site at www.nationalpennbancshares.com.

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